EX-FILING FEES
Calculation of Filing Fee Tables
424B2
(Form Type)
Tyco Electronics Group S.A.
(Exact Name of Registrant as Specified in its Charter)
(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
	Debt	2.500% Senior Notes due 2032	457(r)	$600,000,000	N/A	588,198,000	.0000927	54,525.95
Fees to Be Paid	Debt	Guarantee of 2.500% Senior Notes due 2032	457(n)(1)	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid
Total Offering Amounts						588,198,000		54,525.95
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								54,525.95

(1) Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable for the guarantee.